Exhibit 10.21

TRANE TECHNOLOGIES

KEY MANAGEMENT

SUPPLEMENTAL PROGRAM

Effective January 1, 2005

Amended and Restated Effective May 4, 2020

TRANE TECHNOLOGIES
TABLE OF CONTENTS

INGERSOLL-RAND
TABLE OF CONTENTS (cont.)
Page

INTRODUCTION
The purpose of this Trane Technologies Key Management Supplemental Program (the “Program”) is to provide retirement benefits to certain individuals employed by the Company and its affiliates in addition to the benefits provided from other qualified and non-qualified plans.
It is intended that this Program be treated as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Ingersoll-Rand Company adopted the Program effective January 1, 2005 as the Ingersoll-Rand Company Key Management Supplemental Program II. The Program is designed to provide retirement benefits subject to Section 409A of the Code on substantially the same terms as those provided under the original Ingersoll-Rand Company Key Management Supplemental Program, which became effective January 1, 2005 and terminated in 2010, to the extent those terms are not inconsistent with Section 409A of the Code. The Program applies to benefits accrued or vested after December 31, 2004, that, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations Section 1.409A-6, are subject to Section 409A of the Code. The Company amended and restated the Program effective as of October 1, 2012.
Effective February 29, 2020, Ingersoll-Rand plc spun off all shares of common stock of its wholly owned subsidiary, Ingersoll-Rand U.S. HoldCo, Inc., to shareholders of Ingersoll-Rand plc, followed by the merger of Ingersoll-Rand U.S. HoldCo, Inc. into a wholly owned subsidiary of Gardner Denver Holdings, Inc. (the “RMT Transaction”). In connection with the Merger Transaction, Ingersoll-Rand Industrial U.S., Inc. and its affiliates assumed all obligations under the Program with respect to individuals associated with the business merged into the subsidiary of Gardner Denver Holdings, Inc., and the Program has no continuing obligations with respect to such individuals.
Effective March 2, 2020, Ingersoll-Rand plc changed its name to Trane Technologies plc, and the names of other entities in the Trane Technologies controlled group, certain committees and certain benefit plans changed thereafter to reflect the new Trane Technologies name. As a result of an internal corporate restructuring, Trane Technologies Company LLC succeeded to substantially all of the assets and liabilities of Ingersoll-Rand Company effective May 1, 2020, and the Program became known as the Trane Technologies Key Management Supplemental Program, effective May 4, 2020.
The Company now hereby amends and restates the Program effective as of May 4, 2020 to reflect the transactions and name changes described above.

SECTION 1
DEFINITIONS

1.1“Actuarial Equivalent” means an amount having equal value when computed on the basis of the mortality table specified in the Pension Plan and an interest rate equal to the average of the monthly rates for ten year Constant Maturities for US Treasury Securities for the twelve-month period immediately preceding the month prior to the month in which a determination of benefit occurs, such rate as quoted by the Federal Reserve.
1.2“Board” means the Board of Directors of Trane Technologies plc or its predecessors (or if Trane Technologies plc is a subsidiary of any other company, of the ultimate parent company).
1.3“Change in Control” shall have the same meaning as such term is defined in the Trane Technologies plc Incentive Stock Plan of 2018 (formerly known as the Ingersoll-Rand plc Incentive Stock Plan of 2018) or any successor or replacement plan thereto (the “ISP”), unless a different definition is used for purposes of a change in control event in any severance or employment agreement between an Employer and an Employee, in which event as to such Employee such definition shall apply. The term Change in Control shall refer solely to a Change in Control of Trane Technologies plc.
1.4“Company” means Trane Technologies Company LLC, a Delaware limited liability company, and its successors or assigns. For periods prior to May 1, 2020, “Company” means Ingersoll-Rand Company, a New Jersey corporation, and its successors and assigns. References to Trane Technologies entities or plans include such entities or plans prior to any name change, e.g., references to the Trane Technologies plc include Ingersoll-Rand plc.
1.5“Compensation Committee” means the Compensation Committee of the Board.
1.6“Deferral Plan” means the Trane Technologies Executive Deferred Compensation Plan and/or the Trane Technologies Executive Deferred Compensation Plan II.
1.7“Employee” means an employee of an Employer who is eligible to participate in the Program as provided in Section 2.1.
1.8“Employer” means the Company and any direct or indirect parent, subsidiary, or affiliate of the Company.
1.9“Final Average Pay” means, except as provided in Section 5.3 for purposes of disability, the sum of the following:
(i)for Employees actively employed by an Employer on and after February 1, 2006, the average of each of the three highest bonus awards from the Employer

(whether the awards are paid to the Employee or are a Deferral Amount (as such term is defined in the Deferral Plan)) for the six most recent calendar years, including the year during which the Employee’s retirement or death occurs, but excluding Supplemental Contributions (as such term is defined in the Deferral Plan) or any amounts paid from the Deferred Compensation Account (as such term is defined in the Deferral Plan) or any other account under the Deferral Plan including, but not limited to, amounts paid consisting of Deferral Amounts and Supplemental Contributions and their earnings, and
(ii)the Employee’s annualized base salary from the Employer in effect immediately prior to the date of determination unreduced by any Deferral Amount (as defined in the Deferral Plan) or other elective salary reduction contributions to any plan of the Employer.
For any Employee who terminated employment with an Employer prior to February 1, 2006, the phrase “five highest bonus awards” shall be substituted for “three highest bonus awards” in subsection (a). An Employee’s Final Average Pay shall not take account of any bonus awards made by an employer that was not, at the time of the award, an Employer.
1.10“Foreign Plan” means (i) any plan or program maintained by a foreign Employer (an Employer that is not an entity organized under the laws of the United States) under which cash benefits are payable to an Employee following retirement or other termination of employment, regardless of the form or structure of such plan, and (ii) any other plan, program, or system providing such benefits in respect of services performed by such an Employee for a foreign Employer that is established by the government of a foreign country, mandated under the laws of a foreign country or under a government decree or directive having the force of law, or mandated or maintained under any collective bargaining or similar agreement.
1.11“Pension Plan” means the Trane Technologies Pension Plan Number One as in effect on January 1, 2003, and as may be amended from time to time.
1.12“Program” means this Trane Technologies Key Management Supplemental Program as it may be amended from time to time.
1.13“Retirement” means an Employee’s Separation from Service other than by reason of death or disability (as defined in Section 5.3) at a time when the Employee has satisfied the vesting requirements of Section 4.1.
1.14“Separation from Service” means an Employee’s separation from service as determined under the general rules under Section 409A of the Code.
1.15“Year of Service” shall be determined in accordance with the provisions of the Pension Plan, another qualified defined benefit pension plan (other than the Trane Pension Plan), the Trane Employee Stock Ownership Plan, or Foreign Plan, in which an Employee participates that are applicable to determining the Employee’s years of vesting service under such plan. Unless otherwise agreed by the Company, an Employee’s Years of Service shall exclude any period of service during which the employer of the Employee was not an Employer under the Program, and shall not include any period of service performed on behalf of Trane Inc. or its affiliates before the date that Ingersoll-Rand Company Limited acquired Trane Inc. For purposes of this Section, a qualified defined benefit pension plan means a plan defined in Code Section 414(j) which is sponsored by an Employer. Notwithstanding any provision of the Program to the contrary, in the event an Employee earns one or more hours of service during a calendar year, he shall be credited with a Year of Service with respect to such year for purposes of the Program; provided, however, that any Employee who becomes an Participant in the Program on or after May 18, 2009 and who earns one or more hours of service during a calendar month shall be credited with service only for that month for purposes of the Program. An Employee’s Years of Service shall not include any period of service in a calendar year following the year of the Employee’s Separation from Service.
Whenever the word “he”, “his”, or “him” is used in the Program, such word is intended to embrace within its purview the word “she” or “her”, as may be appropriate. References to Trane Technologies entities or plans include such entities or plans prior to any name change, e.g., references to the Trane Technologies Executive Deferred Compensation Plan include the IR Executive Deferred Compensation Plan.
SECTION 2
PARTICIPATION
2.1Eligibility to Participate
An individual employed by an Employer on or after January 1, 2005 shall be an Employee eligible to participate in this Program if:
(a)the sum of his age (as of his last birthday) and completed Years of Service (as defined in Section 1.16) equals or exceeds 50, and
(b)his Salary Band level is EXE (or the equivalent thereof), and he has demonstrated sustained performance and leadership potential, and
(c)he has been nominated for participation in the Program by an elected officer of Trane Technologies plc and approved by (i) the Executive Vice President and Chief Human Resources, Marketing and Communications Officer (or, if such title is no longer in use, the most senior officer responsible for human resources), (ii) the Chairman and CEO of Trane Technologies plc, and (iii) the Compensation Committee of the Board of Directors of Trane Technologies plc.
2.2Duration of Participation

An Employee shall continue to participate in the Program until all benefits accrued hereunder have been paid or forfeited or the Employee has become a Participant in the Company’s Elected Officers Supplemental Program.
2.3Certain Corporate Transactions
Notwithstanding anything in this Program to the contrary, an individual shall cease to participate in the Program and shall not be entitled to any benefits under the Program if the obligation to provide the individual’s benefits under this Program was assumed by (i) Ingersoll-Rand Industrial U.S., Inc. and its affiliates in connection with the RMT Transaction, (ii) Allegion plc and/or its affiliates in connection with the distribution of Allegion plc shares to Ingersoll-Rand plc shareholders in 2013, or (iii) any other entity in connection with a business transaction in which the relevant transaction agreement provided for assumption of such obligation.

SECTION 3
AMOUNT OF BENEFIT
3.1Amount of Benefit
An Employee who is a participant in the Program shall be entitled to receive a benefit, determined as of the date of the Employee’s Retirement, death, or (in the case of disability) attainment of age 65, that is equal to (a) minus (b), where:
(a)is the lump sum Actuarial Equivalent of a single life annuity that is equal to the product of:
(i)his Final Average Pay,
(ii)his Years of Service (up to a maximum of 30 Years of Service), and
(iii)1.7% (as further adjusted to give effect to any adjustments required under Sections 5.1, 5.2(b), and 5.4); and
(b)is the benefit offset amount as determined under Appendix A attached hereto from the Pension Plan and any other plan(s) identified in Appendix A, expressed in the same form and with the same commencement date as the benefit payable to the Employee under this Program except to the extent otherwise provided in Section 5.3(b).

SECTION 4
VESTING
4.1Vesting
An Employee shall become vested in the benefit provided under this Program upon the earliest of (i) the attainment of age 55 and the completion of 5 Years of Service, (ii) the attainment of age 65, (iii) death, (iv) disability (to the extent provided in Section 5.3), or (v) a Change in Control. An Employee shall forfeit all right to benefits under the Program upon ceasing to be an employee of any Employer prior to satisfying any of the foregoing vesting conditions. Notwithstanding the foregoing, for any Employee who first becomes eligible to participate in the Program pursuant to Section 2.1 on and after June 4, 2015, such Employee shall become vested in the benefits provided under this Program under clause (i) of this Section 4.1 upon the later of: (A) the attainment of age 55 and the completion of 5 Years of Service, or (B) the 5th anniversary of the date such Employee first became eligible to participate in the Program.
4.2Forfeiture for Cause
All benefits for which an Employee would otherwise be eligible hereunder may be forfeited, at the discretion of the Compensation Committee, under the following circumstances:
(a)The Employee is discharged by an Employer for just cause, which shall be a breach of the standards set forth in the Trane Technologies Code of Conduct; or
(b)Determination by the Compensation Committee no later than 12 months after termination of employment that the Employee has engaged in serious or willful misconduct in connection with his employment with an Employer; or
(c)The Employee (whether while employed or for two years thereafter) without the written consent of the Employer, is employed by, becomes associated with, renders service to, or owns an interest in any business that is competitive with an Employer or with any business in which an Employer has a substantial interest as determined by the Compensation Committee; provided, however, that an Employee may own up to 1% of the publicly traded equity securities of any business, notwithstanding the foregoing.
SECTION 5
DISTRIBUTIONS
5.1Retirement
Upon an Employee’s Retirement, the benefit described in Section 3.1 shall be subject to further adjustment as follows:

(a)Normal Retirement – Upon attaining age 65, an Employee may retire and receive the benefit determined under Section 3.1.
(b)Early Retirement – If an Employee who has become vested in accordance with Section 4.1 retires before attaining age 65, he will receive a benefit under the Program equal to the benefit he would have received upon Retirement at age 65, provided however that:
(i)the amount determined under Section 3.1(a) shall be reduced by 0.3% for each month that the date of the Employee’s Retirement precedes attainment of age 65;
(ii)the benefit offset amount as determined under Appendix A from the Pension Plan and any other plan(s) identified in Appendix A shall be adjusted under the terms of the applicable plan(s) for retirement to the earliest date on which the Employee may retire and begin receiving a benefit under such plan(s), and shall be further adjusted, if necessary, to an actuarially equivalent benefit payable on the date of the Employee’s Retirement; and
(iii)for years prior to Social Security normal retirement age, the Social Security Primary Insurance Amount (as defined in Appendix A) shall be reduced by the same factors used by the Social Security Administration to adjust benefits payable at age 62 or later, and by 0.3% for each month that the date of the Employee’s Retirement precedes attainment of age 62.
(c)Late Retirement – If an Employee retires after age 65, he will receive a benefit equal to the greater of:
(i)the benefit determined under Section 3.1 as of his actual date of Retirement, or
(ii)the benefit he would have received had he retired at age 65, such benefit shall be converted into a single lump sum based on the Actuarial Equivalent as of the date the Employee attains age 65 and increased with interest (at the interest rate specified in Section 5.2(b)) until his date of Retirement.
5.2Time and Form of Distribution
(a)Benefits under the Program shall be payable solely in a lump sum. In the case of Retirement, the lump sum benefit shall be paid on the later of (i) the first business day that is six months after the date of the Employee’s Retirement, or (ii) the first business day of the calendar year following the year of the Employee’s Retirement. In the case of disability or death, the lump sum benefit shall be paid on the payments date prescribed by Section 5.3 or Section 5.4 (without regard to whether the Employee’s death occurs prior or subsequent to Retirement), as applicable.
(b)The lump sum amount determined under Sections 3.1 and 5.1 shall be credited with interest from the determination date under Section 3.1 until the date of distribution at the average of the monthly rates for ten-year Constant Maturities for US Treasury Securities for the twelve-month period immediately preceding the month prior to the month in which a determination of benefit occurs, as quoted by the Federal Reserve.
5.3Disability
(a)An Employee who has a leave of absence for disability and returns to active employment before incurring a Separation from Service (as determined under section 1.409A-1(h) of the Treasury Regulations) shall continue to accrue benefits (and Years of Service) under the Program during the leave of absence. Except as provided in Section 5.3(b), an Employee who has had a leave of absence for disability and who does not return to active employment before incurring a Separation from Service shall accrue no benefits (or Years of Service) during such leave of absence. An Employee described in this Section 5.3(a) (and not covered by Section 5.3(b)) shall be entitled to benefits, if any, under the Program in accordance with Sections 5.1, 5.2, and 5.4 of the Program, based on the date of the Employee’s Separation from Service and his or her age and Years of Service at the date of the Employee’s Separation of Service.
(b)An Employee who becomes disabled within the meaning of Section 5.3(c) prior to his or her Separation from Service and who remains continuously disabled until attaining age 65 or earlier death shall continue to accrue benefits (and Years of Service) under the Program as if he or she continued to be employed by the Company until the earlier of attainment of age 65 or death. An Employee who becomes disabled within the meaning of Section 5.3(c) prior to his or her Separation from Service and who recovers from the disability before attaining age 65 but after the date on which the Employee is determined to have had a Separation from Service, shall be entitled to benefits, if any, in accordance with the last sentence of Section 5.3(a), but shall be entitled to no additional Years of Service under this Section 5.3(b). An Employee described in either of the preceding two sentences shall be paid the lump sum as a benefit payable by reason of disability or death (not by reason of Separation from Service), determined under Sections 3.1 and 5.2 of the Program, on the first business day of the month following the month the Employee attains age 65 or, if the Employee dies before attaining age 65, the Employee’s beneficiary shall be paid the benefit under Section 5.4 of the Program as if the Employee retired on the date of death. In determining the benefits payable under this Section 5.3(b), the benefit offset amount under paragraph (e) of Appendix A shall be the value of the Employee’s vested Core Contribution Account under the Trane Technologies Employee

Savings Plan and the Trane Technologies Supplemental Employee Savings Plan II as of the date of the Employee’s Separation from Service.
(c)For purposes of Section 5.3(b), an Employee shall be disabled if he or she has: (a) a condition under which the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (b) any other condition under which the Employee is considered “disabled” within the meaning of Code Section 409A(a)(2)(C).
(d)Notwithstanding any other provision of the Program to the contrary, in any case in which an Employee is entitled under Section 5.3(b) to accrue benefits (and Years of Service) under the Program during a period of disability, Final Average Pay means the sum of:
(i)the average of each of the three highest bonus awards (whether the awards are paid to the Employee, are a Deferral Amount (as such term is defined in the Deferral Plan) or the Employee has elected to forgo a bonus award pursuant to the Estate Program) during the six most recent calendar years, including the year during which the Employee’s disability occurs (or, if the average of the three highest bonus awards would be greater, the six most recent calendar years prior to the year in which the Employee’s disability occurs), but excluding Supplemental Contributions (as such term is defined in the Deferral Plan) or any amounts paid from the Deferred Compensation Account (as such term is defined in the Deferral Plan) or any other account under the Deferral Plan including, but not limited to, amounts paid consisting of Deferral Amounts and Supplemental Contributions and their earnings, and any amounts paid by the Company pursuant to the Estate Program, and
(ii)the Employee’s annualized base salary in effect as of the date he or she became disabled.
5.4Death
(a)In the event of an Employee’s death prior to Retirement, his beneficiary shall receive a lump sum payment determined under Section 3.1 as if the Employee retired on the date of his death, provided that if the Employee’s death occurs prior to his attainment of age 55, the benefit shall be reduced by 0.3% for each month that the benefit commences before the Employee would have reached age 65.

Such lump sum benefit shall be payable thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.
(b)The Employee’s beneficiary(ies) under the Program shall be the same as the Employee’s beneficiary(ies) under the Pension Plan or, if the Employee was not a participant in the Pension Plan, such other qualified defined benefit pension plan or Foreign Plan in which the Employee has participated. If the Employee was not a participant in, or has no beneficiary under, the Pension Plan, another qualified defined benefit pension plan, or a Foreign Plan, the Employee’s estate shall be the beneficiary.
5.5No Acceleration
Except to the extent permitted under Code Section 409A, no benefits or payments under the Program shall be accelerated at any time.
SECTION 6
FUNDING
6.1Funding
The Company shall have no obligation to fund the benefit that an Employee earns under this Program.
6.2Company Obligation
Notwithstanding any provisions of any trust agreement or similar funding vehicle to the contrary, the Company shall remain obligated to pay benefits under this Program. Nothing in this Program or any such trust agreement shall relieve the Company of its liabilities to pay benefits under this Program except to the extent that such liabilities are met by the distribution of trust assets.
SECTION 7
MISCELLANEOUS
7.1Amendment and Termination
This Program may, at any time and from time to time, be amended or terminated without the consent of any Employee or beneficiary, (a) by the Board or the Compensation Committee, or (b) in the case of amendments which do not materially modify the provisions hereof, the Administrative Committee (as described in Section 7.5), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Program as of the date of termination or amendment.

7.2No Contract of Employment
The establishment of this Program or any modification hereof shall not give any Employee or other person the right to remain in the service of an Employer, and all Employees and other persons shall remain subject to discharge to the same extent as if the Program had never been adopted.
7.3Withholding
An Employer shall be entitled to withhold from any payment due under this Program any and all taxes of any nature required by any government to be withheld from such payment.
7.4Loans
No loans to Employees shall be permitted under this Program.
7.5Compensation Committee
This Program shall be administered by the Compensation Committee (or any successor committee) of the Board. The Compensation Committee has delegated to the Administrative Committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer the Program in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations relating to the right of any person to a benefit under the Program and, unless modified by the Compensation Committee, any determination by the Administrative Committee shall be conclusive and binding upon all affected parties. Any denial by the Administrative Committee of a claim for benefits under this Program by an Employee or beneficiary shall be stated in writing by the Administrative Committee in accordance with the claims procedures annexed hereto as Appendix B.
7.6Entire Agreement; Successors
The Program, including any subsequently adopted amendments, shall constitute the entire agreement or contract between an Employer and any Employee regarding the Program. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between an Employer and any Employee regarding the provisions of the Program, other than those set forth herein. Notwithstanding the previous sentence, to the extent any written agreement between an Employer and an Employee modifies the provisions of the Program with respect to the Employee, such agreement shall be deemed to modify the provisions of the Program but only to the extent such agreement is approved by the Compensation Committee. The Program and any amendment hereof shall be binding on an Employer and the Employees and their respective heirs, administrators, trustees, successors and assigns, including but not limited to, any successors of an Employer by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.
7.7Severability
If any provisions of this Program shall, to any extent, be invalid or unenforceable, the remainder of this Program shall not be affected thereby, and each provision of this Program shall be valid and enforceable to the fullest extent permitted by law.
7.8Governing Law
Except as preempted by federal law, the laws of the State of Delaware shall govern this Program.
7.9Participant as General Creditor
Benefits under the Program shall be payable by the Company out of its general funds. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligations hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Program shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under this Program, such rights shall be no greater than the right of any unsecured general creditor of the Company.

7.10Nonassignability
To the extent permitted by law, the right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or any other legal or equitable process for the debts of such Employee or beneficiary; nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.
IN WITNESS WHEREOF, the Company has caused this amended and restated Program to be executed on this 18th day of December, 2020.
TRANE TECHNOLOGIES COMPANY LLC
By:     /s/ Lynn Castrataro
Lynn Castrataro, Vice President, Total Rewards

APPENDIX A
The sum of the following benefit offset amounts shall be used for purposes of Sections 3.1(b) and 5.1(b) of the Program, irrespective of whether the Employee commences to receive a benefit under any of the plans identified below at the date the Employee’s benefit under the Program is determined:
(a)    All employer-paid benefits under any qualified defined benefit plan (as defined in Code Section 414(j)) and associated supplemental plans (including the Trane Technologies Supplemental Pension Plan II) sponsored by the Company.
The Employee’s benefit, if any, under any qualified defined benefit plan and associated supplemental plans described in the previous paragraph, shall be determined as a life annuity based on the Employee’s credited period of service under such plan through the date of the Employee’s Separation from Service, converted to a lump sum in accordance with the factors used to determine lump sum distributions under such plan(s) or, if lump sum distributions are not available under such plan(s), as the lump sum Actuarial Equivalent of the accrued and vested benefits under such plan(s).
(b)    The Social Security Primary Insurance Amount (as defined below) estimated at age 65, multiplied by a fraction, the numerator of which is his Years of Service (up to a maximum of 30 Years of Service), and the denominator of which is 30.
For purposes of the Program, “Social Security Primary Insurance Amount” means the amount of the Employee’s annual primary old age insurance determined under the Social Security Act in effect at the date of determination and payable in accordance with (i) or (ii) below.
(i)    For benefits determined on or after age 65, payable for the year following his date of retirement.
(ii)    For benefits determined before the Employee attains age 65, payable for the year following his retirement or death (or which would be payable when he first would have become eligible if he were then unemployed), assuming he will not receive after retirement (or death) any income that would be treated as wages for purposes of the Social Security Act.
For purposes of determining the Social Security Benefit under paragraphs (i) and (ii) above, an Employee’s covered earnings under said Act for each calendar year preceding the Employee’s first full calendar year of employment shall be determined by multiplying his covered earnings subsequent to the year being determined by the ratio of the average per worker total wages as reported by the Social Security Administration for the calendar year being determined to such average for the calendar year subsequent to the year being determined.

The “Social Security Primary Insurance Amount” determined above shall be converted to a lump sum that is the Actuarial Equivalent of such benefit.
(c)    An Employee’s accrued benefit under any qualified defined benefit pension plan (as defined in Code Section 414(j)) and any nonqualified pension plan with respect to any business that was acquired by the Company or any of its affiliates (“Acquired Business”) in respect of any period of service with the Acquired Business that is counted as a Year of Service under the Program, except that the amount of employer-paid contributions (excluding earnings and accretions thereto) made to the Trane, Inc. Employee Stock Ownership Plan from and after the date that Ingersoll-Rand Company Limited acquired Trane, Inc., and not the value of the Trane Pension Plan, shall be used. Each such pension plan, including but not limited to the Ingersoll-Rand Company/Thermo King Executive Pension Plan, the Hussmann Corporation Supplemental Executive Retirement Plan, and the Trane Inc. Executive Supplemental Retirement Benefit Program, and any successor thereto, is referred to herein as a “Former Plan.” The Employee’s accrued benefit under the Former Plan shall be determined as a life annuity payable as of the date of determination, using the Former Plan’s early retirement factors, if applicable, and converted to a lump sum based on the factors used to determine lump sum distributions under the Former Plan or, if lump sum distributions are not available under the Former Plan, as the lump sum Actuarial Equivalent of the benefits accrued under the Former Plan.
(d)    Any and all benefits accrued or accumulated by the Employee under any Foreign Plan (as defined in Section 1.12 of the Program) in respect of any period of service with a foreign Employer that is counted as a Year of Service under the Program, excluding any benefit attributable to the Employee’s own contributions (whether voluntary or mandatory) under any Foreign Plan. Such benefits shall be converted to a lump sum based on the factors used to determine lump sum distributions under such plan(s) or, if lump sum distributions are not available under such plan(s), as the lump sum Actuarial Equivalent of the benefits accrued under such plan(s).
(e)    An Employee’s vested Core Contribution Account under the Trane Technologies Employee Savings Plan and the Trane Technologies Company Supplemental Employee Savings Plan II.
(f)    Except as hereinafter provided or otherwise required or permitted under Section 409A of the Code, no benefit offset amount shall be taken into account for purposes of Section 3.1(b) and 5.1(b) of the Program with respect to the benefits payable or paid to an Employee from another plan unless (i) the time and form of benefit payments under the other plan are the same as the time and form of benefit payments under the Program, or (ii) the benefits payable under the other plan were deferred (within the meaning of section 1.409A-2 of the Treasury Regulations) for periods of service (with any employer) prior to the period during which the benefits payable under the Program were accrued. This paragraph shall not preclude the following benefit offsets: (i) the benefit offsets permitted under sections 1.409A-2(a)(9) and 1.409A-3(j)(5) of the Treasury Regulations (relating to offsets for benefits payable under qualified employer plans and broad-based foreign retirement plans), (ii) the Social Security offsets specified under paragraph (b), (iii) offsets for benefits payable under a legally-mandated Foreign Plan described in section 1.409A-1(a)(3)(iv) or section 1.409A-1(b)(9)(iv) of the Treasury Regulations that is not subject to Section 409A of the Code, (iv) offsets to Program benefits that are not subject to Section 409A of the Code by reason of the Employee’s status as a nonresident alien or as a bona fide resident of Puerto Rico or of a U.S. possession described in section 931 of the Code or by reason of the exemption of the Employee’s compensation from U.S. income tax pursuant to a bilateral or multilateral treaty, or (v) offsets described in paragraph (e) of this Appendix A for benefits payable under Section 5.3(b) of the Program.

APPENDIX B
Claim Procedures
Employees, their beneficiaries, if applicable, or any individual duly authorized by them, shall have the right under the Program and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to file a written claim for benefits from the Program in the event of a dispute over such Employee’s entitlement to benefits. All claims, including claims that involve a determination of disability by the Administrative Committee, must be submitted to the Administrative Committee, or its delegate, in writing and within one year of the date on which the lump sum payment was made or allegedly should have been made. For all other claims, the date on which the action complained of occurred.
Timing of Claim Decision
If an Employee’s claim is denied, in whole or in part, the Administrative Committee, or its delegate, will give the Employee (or his or her representative) a written (or electronic) notice of the decision within 90 days after the Employee’s claim is received by the Administrative Committee, or its delegate, or within 180 days if special circumstances require an extension of time with respect to a determination of the claim. If the claim for benefits relates to disability benefits, the Employee (or his or her representative) will be given a written (or electronic) notice within 45 days after his or her claim is received by the Administrative Committee, or its delegate, unless special circumstances require an extension of time. The Administrative Committee, or its delegate, may extend the period no more than twice for up to 30 days for each extension to make a determination of a disability benefit claim. The Employee (or his or her representative) will be notified if any extensions are required, the special circumstances requiring an extension, and the date a determination is expected. If any additional information is needed to process an Employee’s claim for disability benefits, the Employee will be advised of the additional information that is needed and the standards on which the benefit entitlement is based, and he or she will have at least 45 days to provide the needed information. Failure to provide additional requested information may result in the denial of the claim.
Notice of Claim Denial
If the Employee is denied a claim for benefits, the Administrative Committee, or its delegate, will provide such Employee with a written or electronic notice setting forth:
1.    The specific reason(s) for the denial;
2.    Specific reference(s) to pertinent Program provisions upon which the denial is based;
3.    A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary;

4.    A description of the Program’s claims review procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a the exhaustion of the Program’s administrative process;
5.    If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule, guideline, protocol or other criteria will be described, or the notice will include a statement that no such rule, guideline, protocol or other criteria exists, or if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Program to the Employee’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and,
6.    A statement that you have the right to appeal the decision.
Appeal of Claim Denial
The Employee (or his or her representative) may request a review of a denial of a claim to the Administrative Committee, or its delegate, by filing a written application for review within 60 days (or, for disability claims, 180 days) after his or her receipt of the written notice of the denial of the claim. The filing of an appeal is mandatory if the Employee later determines that he or she wants to initiate a lawsuit under ERISA Section 502(a). The Administrative Committee, or its delegate, will conduct a full and fair review of the claim denial.
The Employee shall have the opportunity to submit written comments, documents, records and other information relating to his or her claim without regard to whether such information was submitted or considered in the initial benefit determination and be provided, upon request, and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Employee’s claim. The Administrative Committee will re-examine your claim, along with all comments, documents, records and other information that you submit relating to the claim, regardless of whether or not it was submitted or considered in the initial determination.
For claims involving disability benefits, the review shall:
1.    Not afford deference to the initial adverse benefit determination,
2.    Provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the appeal, if applicable
3.    Be conducted by someone that did not take part in the adverse determination under appeal and is not a subordinate of someone who did.
In advance of the Administrative Committee rendering any adverse benefit decision on review, the Employee will be provided, free of charge, with any new or additional evidence considered, relied on or generated by the Program in connection with the claim and any new or additional rationale of the Administrative Committee in time sufficient to give the Employee a reasonable opportunity to respond before any such adverse benefit determination is rendered.
Timing of Decision on Appeal
The Administrative Committee, or its delegate, shall notify the Employee (or his or her representative) of the determination on review within 60 days (or, for disability claims, 45 days) after receipt of the Employee’s request for review, unless the Administrative Committee, or its delegate, determines that special circumstances require an extension. The extension may not be longer than 60 days (or, for disability claims, 45 days). The Employee (or his or her representative) shall be notified if any extension is required, the special circumstances requiring an extension and the date when a determination is expected before the end of the initial 60 day (for disability claims, 45 day) period. Subject to the Compensation Committee, the Administrative Committee’s, or its delegate’s, decision shall be final and binding on all parties.
Notice of Benefit Determination on Review of an Appeal
The Administrative Committee, or its delegate, will provide the Employee (or his or her representative) with a written or electronic notice of the determination on review and, if the claim on review is denied:
1.    The specific reason or reasons for the denial;
2.    The specific Program provision(s) on which the decision is based;
3.    A statement that the Employee is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim for benefits;
4.    If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule guideline, protocol or other criteria will be described, or, if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the plan to the Employee’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and
5.    A statement that the Employee shall have a right to bring a civil action under Section 502(a) of ERISA following exhaustion of the Program’s administrative processes and a description of the limitations period discussed below.
Discretionary Authority to Decide Claims and Appeals
The Administrative Committee, or its delegate, shall have full discretionary authority to determine eligibility under the Program’s terms, to interpret and apply the terms and provisions of the Program, to resolve discrepancies and ambiguities, and to make final decisions on the appeal by an Employee of an initial denied claim. Subject to Compensation Committee, the Administrative Committee’s, or its delegate’s, decision will be final and binding on all parties.
Right to File a Lawsuit Under ERISA
In the event an Employee’s appeal under the Program is denied by the Administrative Committee, or its delegate, he or she shall have the right to file a lawsuit under ERISA Section 502(a). Any such lawsuit must be filed within 12 months of the appeal having been denied. Any lawsuit filed shall be governed by ERISA, or to the extent not preempted, the laws of the State of Delaware.